 FOR IMMEDIATE RELEASE
Contact:                      Ross A. Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. REPORTS SECOND QUARTER RESULTS

Houston – August 6, 2008 – Genesis Energy, L.P. (AMEX: GEL) reported today net income for the second quarter of 2008 of $7.3 million, or $0.17 per unit.  This compares to a loss in the 2007 period of $1.4 million, or $0.09 per unit.

Net income for the first six months of 2008 was $9.0 million, or $0.21 per unit.  Net income was $0.2 million, or $0.02 per unit, for the first six months of 2007.

Grant Sims, CEO said “We are very pleased with the solid performance reported by all of our business segments and the contributions of our dedicated employees.  For the second quarter of 2008, we generated total Available Cash before reserves, a non-GAAP measure, of $26.2 million.”  Available Cash before reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $5.3 million for the second quarter of 2008.

“The second quarter results reflect our continuing integration of the assets and businesses we acquired in the third quarter of 2007 from the Davison family with Genesis’ historic operations.   On May 30, 2008, we completed two transactions representing an aggregate $250 million investment in two CO2 pipelines with Denbury Resources Inc. (NYSE: DNR), the indirect owner of our general partner.  We believe those investments will significantly contribute in future periods to our total fee based margins.  In July, we completed the acquisition of the inland marine transportation business of Grifco Transportation, Ltd., through a 49% owned joint venture with certain members of the Davison family, and closed a $75 million credit facility at the joint venture level in an otherwise challenging market for new bank credits.  While we clearly believe the inland marine joint venture is an outstanding stand-alone investment, we are confident those operations should significantly enhance the utilization and stability of our other assets and operations,” Mr. Sims added.

 “For meaningful comparative purposes, we focused on the change in our performance from the first quarter of 2008 rather than the second quarter of 2007 since the Davison businesses were not reported therein.  Segment margin for the second quarter of 2008 was $37.0 million; an increase of $9.7 million as compared to the first quarter of 2008.  The increase in segment margin resulted from increased contribution from all segments of our business, with the drop down transactions with Denbury adding $2.1 million to our pipeline transportation segment margin, reflecting only one month of reported financial results.”

Mr. Sims concluded, “On August 14, 2008, we will pay a total distribution of $13.3 million, comprised of $12.4 million or $0.315 per unit with respect to our limited partner units and $0.9 million to our general partner including its incentive distribution, attributable to the second quarter of 2008.  This is the twelfth consecutive quarter with an increase in the per unit distribution.  Given the $26.2 million of total Available Cash before reserves generated during the second quarter, our total distribution coverage ratio is approximately 1.97 times.”

Financial Results

Quarterly Comparison – 2008 Second Quarter to 2007 Second Quarter

Net income for the 2008 second quarter was $7.3 million or $0.17 per unit.  For the 2007 second quarter, we sustained a loss of $1.4 million, or $0.09 per unit.

Segment margin is defined and reconciled later in this press release to income before income taxes and minority interest.  The following table presents selected financial information by segment for the three month reporting periods:

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases	Logistics	Total

Three Months Ended June 30, 2008
Segment margin excluding
depreciation and amortization (a)	$6,828	$17,616	$3,043	$9,492	$36,979

Capital expenditures	$77,246	$559	$-	$-	$77,805
Maintenance capital
expenditures	$-	$208	$-	$-	$208

Revenues:
External customers	$8,885	$55,727	$4,450	$569,477	$638,539
Intersegment	2,001	-	-	-	2,001
Total revenues of reportable segments	$10,886	$55,727	$4,450	$569,477	$640,540

Three Months Ended June 30, 2007
Segment margin excluding
depreciation and amortization (a)	$2,227	$-	$2,958	$1,427	$6,612

Capital expenditures	$337	$-	$-	$42	$379
Maintenance capital
expenditures	$337	$-	$-	$42	$379

Revenues:
External customers	$5,347	$-	$3,946	$190,735	$200,028
Intersegment	988	-	-	-	988
Total revenues of reportable segments	$6,335	$-	$3,946	$190,735	$201,016

(a)  Segment margin was calculated as revenues less cost of sales and operating expenses.  It includes our share of the operating income of our investment in joint ventures.  A reconciliation of segment margin to income before income taxes is presented for periods in the table at the end of this release.

Pipeline transportation segment margin increased by $4.6 million between the second- quarter periods.  Throughput increases on all three of our crude oil pipeline systems, combined with higher tariff rates contributed $0.5 million of the increased segment margin, with $1.4 million of the remainder primarily due to the effects of higher crude oil market prices on volumetric gains.  The CO2 pipelines acquired from Denbury contributed $2.1 million to segment margin for the one month since the acquisition.  Decreased operating costs contributed to the improved segment margin, although this decline was related to a non-cash credit for our stock appreciation rights plan in 2008.

Our refinery services segment was acquired in the transaction with the Davison family, therefore it is not included in the second quarter of 2007.

Segment margin from industrial gases activities showed a slight increase primarily related to volumes sold to our CO2 industrial customers.  Volumes sold increased 6.6%, and the average sales price of CO2 increased 5.8%, primarily due to variations in the volumes sold under contracts with different pricing terms.

Segment margin from supply and logistics activities reflects an increase between the second quarters of 2008 and 2007 of $8.1 million, with approximately $7.0 million of that amount due to the Davison acquisition.  Our historical crude oil related supply and logistics operations showed an improvement of $1.1 million compared to the 2007 second quarter.  Much of that improvement resulted from favorable fluctuations in crude oil price differentials for grades of crude oil.

General and administrative expenses increased $3.6 million when comparing the second quarter periods.  Approximately $2.8 million of that increase related to the administrative personnel and costs at the Davison locations, with the remainder attributable to increased professional service fees, headcount increases at our headquarters office and bonus plan expense totaling a combined $3.2 million.  Offsetting some of these higher costs was a decrease in the expense for our stock appreciation rights plan of $2.4 million between the quarters due to the decrease in our unit price.

The $14.7 million increase in our depreciation and amortization expenses between 2008 and 2007 second quarters is substantially all attributable to our acquisition of the assets in the Davison transaction.

Interest costs in the 2008 second quarter were $1.7 million higher than in the prior year.    This increase is due partly to the rise in our average outstanding borrowings of $154.8 million, offset in part by a reduction of 4.4% in our average interest rate. The increase in our outstanding debt at June 30, 2008 is primarily a function of borrowing $225 million to fund the acquisition of CO2 pipelines from Denbury.

Quarterly Comparison – 2008 Second Quarter to 2008 First Quarter

Genesis has owned the Davison businesses for three full quarters as of June 30, 2008.  As shown in the table below, segment margin increased in all segments between the first and second quarters of 2008.

	Second	First	Six Months
	Quarter	Quarter	Ended
	2008	2008	June 30, 2008

Segment Margin:
Pipeline Transportation	$6,828	$4,643	$11,471
Refinery Services	17,616	13,588	31,204
Industrial Gases	3,043	2,776	5,819
Supply & Logistics	9,492	6,261	15,753
Total Segment Margin	$36,979	$27,268	$64,247

Pipeline transportation segment margin includes $2.1 million related to the CO2 pipelines acquired from Denbury on May 30, 2008, accounting for the majority of the increase in that segment’s contribution.  Refinery services segment margin improved as a result of a 12% increase in sodium hydrosulfide (NaHS) sales volumes and a 32% increase in the contribution margin per unit from those sales.  The improvement in industrial gases segment between the first two quarters of 2008 resulted from normal seasonal fluctuations in our CO2 sales to industrial customers.  Lastly, the supply and logistics segment experienced significant improvement in segment margin due to increased availability of products for blending and an improvement in the availability of barges and their ability, given river levels, to access our terminals to move product out of our facilities.  Operational difficulties at some of the refineries from whom we purchase refined products resulted in reduced volumes being available to us during the first quarter.

Year-to-Date Comparison

Segment margin for the six months ended June 30, 2008 increased $50.6 million when compared to the same period in 2007.  As illustrated in the table below, approximately $31.2 million of this increase is attributable to the refinery services segment acquired in the Davison transaction that was completed in July 2007.  Approximately $10.6 million of the increase in segment margin in the supply and logistics segment is attributable to the operations acquired from the Davison family.  Of the remaining $8.8 million increase in total segment margin, $6.4 million is attributable to pipeline transportation, $0.2 million to industrial gases and the remaining $2.2 million to the supply and logistics operations that existed before the Davison acquisition.

	Pipeline	Refinery	Industrial	Supply &
	Transportation	Services	Gases (a)	Logistics	Total

Six Months Ended June 30, 2008
Segment margin excluding
depreciation and amortization (a)	$11,471	$31,204	$5,819	$15,753	$64,247

Capital expenditures	$78,524	$1,710	$2,210	$4,603	$87,047
Maintenance capital
expenditures	$165	$489	$-	$330	$984
Net fixed and other long-term
assets	$286,593	$449,637	$46,387	$143,980	$926,597

Revenues:
External customers	$15,673	$99,639	$8,320	$999,595	$1,123,227
Intersegment	3,498	-	-	-	3,498
Total revenues of reportable segments	$19,171	$99,639	$8,320	$999,595	$1,126,725

Six Months Ended June 30, 2007
Segment margin excluding
depreciation and amortization (a)	$5,095	$-	$5,572	$3,026	$13,693

Capital expenditures	$559	$-	$-	$135	$694
Maintenance capital
expenditures	$559	$-	$-	$135	$694
Net fixed and other long-term
assets	$38,964	$-	$48,970	$8,309	$96,243

Revenues:
External customers	$11,007	$-	$7,443	$364,014	$382,464
Intersegment	2,116	-	-	-	2,116
Total revenues of reportable segments	$13,123	$-	$7,443	$364,014	$384,580

(a)  Segment margin was calculated as revenues less cost of sales and operating expenses.  It includes our share of the operating income of our investment in joint ventures.  A reconciliation of segment margin to income before income taxes is presented for periods in the table at the end of this release.

Pipeline segment margin increased $6.4 million, with $2.1 million attributable to the CO2 pipelines acquired from Denbury, $3.3 million to increased volumes and tariffs on the crude oil pipelines and the effects of higher crude oil prices on pipeline loss allowance volumes, and $0.8 million to a reduction in pipeline operating costs.  Volumes increased on all three crude oil pipeline systems.  Annual tariff increases on the Mississippi and Jay pipeline systems also increased revenues.

The supply and logistics operations that existed before the Davison transaction experienced favorable variations in crude oil price differentials as well as volumetric gains.  Costs of operating our truck fleet, primarily fuel costs, reduced the effects of these favorable variations.

General and administrative costs, depreciation and amortization and interest costs all increased between the six-month periods as a function of the growth in our operations.

Additionally, we borrowed $225 million under our existing credit facility to fund the CO2 pipeline acquisitions.

We have increased our distribution in the last twelve consecutive quarters, with the most recent increase of $0.015 per unit for the distribution to be paid for the second quarter of 2008.

Per Unit
Distribution For	Date Paid	Amount
Second quarter 2008	August 2008	$ 0.315
First quarter 2008	May 2008	$ 0.300
Fourth quarter 2007	February 2008	$ 0.285
Third quarter 2007	November 2007	$ 0.270
Second quarter 2007	August 2007	$ 0.230
First quarter 2007	May 2007	$ 0.220

The second quarter 2008 distribution will be paid August 14, 2008 to unitholders of record on August 7, 2008.  We generated Available Cash before reserves (a non-GAAP measure) of $26.2 million during the second quarter of 2008.  Net cash flows provided by operating activities were $5.3 million for the second quarter period.  (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Available Cash

Several adjustments to net income are required to calculate Available Cash before reserves.  The calculation of Available Cash before reserves for the quarter ended June 30, 2008 is as follows (in thousands):

Three Months Ended
June 30, 2008

Net income	$7,328
Depreciation and amortization	16,721
Cash received from direct financing leases not
included in income	397
Cash effects of sales of certain assets	181
Effects of available cash generated by investments
in joint ventures not included in income	643
Cash effects of stock appreciation rights plan	(113)
Loss on asset disposals	76
Deferred tax expense	700
Other non-cash items	460
Maintenance capital expenditures	(208)
Available Cash before reserves	$26,185

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, August 6, 2008, at 10:00 a.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil, carbon dioxide and, to a lesser extent, natural gas.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases, such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007

Revenues	$640,540	$201,016
Cost of sales	603,545	194,697
General and administrative expenses	9,166	5,600
Depreciation and amortization expense	16,721	2,046
Net loss (gain) on disposal of surplus assets	76	(8)
OPERATING INCOME (LOSS)	11,032	(1,319)
Equity in (losses) earnings of joint ventures	(16)	293
Interest expense, net	(2,039)	(321)
INCOME (LOSS) BEFORE INCOME TAXES	8,977	(1,347)
Income tax expense	(1,648)	(25)
Minority Interest	(1)	-
NET INCOME (LOSS)	$7,328	$(1,372)

NET INCOME (LOSS) PER COMMON UNIT -
BASIC AND DILUTED	$0.17	$(0.09)

Volume data:
Crude oil pipeline barrels per day (total)	67,434	57,127
Mississippi Pipeline System barrels per day	24,873	20,496
Jay Pipeline System barrels per day	11,828	11,602
Texas Pipeline System barrels per day	30,733	25,029
CO2 sales Mcf per day	79,968	75,039

Units Data:
Common units held by general partner and its affiliates	4,028,096	1,019,441
Common units held by Davison family	12,619,069	-
Common units held by others	22,805,140	12,765,000
Total common units outstanding	39,452,305	13,784,441

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007

Revenues	$1,126,725	$384,580
Cost of sales	1,062,640	371,441
General and administrative expenses	17,690	8,928
Depreciation and amortization expense	33,510	3,974
Net loss (gain) on disposal of surplus assets	94	(24)
OPERATING INCOME	12,791	261
Equity in earnings of joint ventures	162	554
Interest expense, net	(3,708)	(547)
INCOME BEFORE INCOME TAXES	9,245	268
Income tax expense	(271)	(55)
Minority Interest	(1)	-
NET INCOME	$8,973	$213

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.21	$0.02

Volume data:
Crude oil pipeline barrels per day (total)	66,733	57,627
Mississippi Pipeline System barrels per day	23,864	19,983
Jay Pipeline System barrels per day	13,222	12,230
Texas Pipeline System barrels per day	29,647	25,414
CO2 sales Mcf per day	76,515	71,120

Units Data:
Common units held by general partner and its affiliates	4,028,096	1,019,441
Common units held by Davison family	12,619,069	-
Common units held by others	22,805,140	12,765,000
Total common units outstanding	39,452,305	13,784,441

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	June 30, 2008	December 31, 2007

ASSETS
Cash	$9,187	$11,851
Accounts receivable	235,229	180,099
Inventories	18,783	15,988
Net Investment in direct financing leases, net of
unearned income	3,639	609
Other current assets	5,807	5,693
Total current assets	272,645	214,240
Net property	174,442	102,000
Net Investment in direct financing leases, net of
unearned income	180,567	4,764
CO2 contracts	26,700	28,916
Joint ventures and other investments	19,687	18,448
Net intangible assets	187,828	211,050
Goodwill	325,045	320,708
Other assets	12,328	8,397
Total Assets	$1,199,242	$908,523

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$197,451	$157,261
Accrued liabilities	23,332	17,537
Total current liabilities	220,783	174,798
Long-term debt	319,000	80,000
Deferred tax liabilities	14,817	20,087
Other liabilities	1,290	1,264
Minority interest	574	570
Partners' capital	642,778	631,804
Total Liabilities and Partners' Capital	$1,199,242	$908,523

Genesis Energy, L.P.
Summary Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007

Net income	$8,973	$213
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	33,510	3,974
Amortization of credit facility issuance costs	535	273
Amortization of unearned income and initial direct costs on direct financing leases	(1,772)	(315)
Deferred and other tax liabilities	(926)	-
Payments received under direct financing leases	594	594
Equity in earnings of joint ventures	(162)	(554)
Distributions from joint ventures - return on investment	815	833
Loss (gain) on asset disposals	94	(24)
Non-cash effects of unit-based compensation plans	(619)	3,340
Other non-cash items	(112)	(992)
Changes to components of working capital	(18,234)	(4,287)
Net cash provided by operating activities	22,696	3,055

Payments to acquire fixed assets	(9,543)	(718)
CO2 pipeline transactions and related costs	(228,833)	-
Distributions from joint ventures - return of investment	438	361
Investments in joint ventures and other investments	(2,210)	-
Proceeds from disposal of assets	426	195
Prepayment on purchase of Port Hudson assets	-	(8,100)
Other, net	(1,272)	(1,711)
Net cash used in investing activities	(240,994)	(9,973)

Bank borrowings	344,100	77,900
Bank repayments	(105,100)	(63,100)
Other, net	(367)	(319)
General partner contributions	510	-
Distributions to common unitholders	(22,378)	(5,927)
Distribution to general partner and minority interest owner	(1,131)	(122)
Net cash provided by financing activities	215,634	8,432

Net (decrease) increase in cash and cash equivalents	(2,664)	1,514
Cash and cash equivalents at beginning of period	11,851	2,318
Cash and cash equivalents at end of period	$9,187	$3,832

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO INCOME BEFORE INCOME TAXES AND MINORITY INTEREST

	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007
	(in thousands)

Segment margin excluding depreciation and
amortization	$36,979	$6,612
General and administrative expenses	(9,166)	(5,600)
Depreciation and amortization	(16,721)	(2,046)
Net (loss) gain on disposal of surplus assets	(76)	8
Interest expense, net	(2,039)	(321)
Income before income taxes and minority interest	$8,977	$(1,347)

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007
	(in thousands)

Segment margin excluding depreciation and
amortization	$64,247	$13,693
General and administrative expenses	(17,690)	(8,928)
Depreciation and amortization	(33,510)	(3,974)
Net (loss) gain on disposal of surplus assets	(94)	24
Interest expense, net	(3,708)	(547)
Income before income taxes and minority interest	$9,245	$268

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

Three Months Ended
June 30, 2008
(in thousands)

Net cash flows from operating activities (GAAP measure)	$5,313
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
Maintenance capital expenditures	(208)
Proceeds from asset sales	181
Amortization of credit facility issuance costs	(267)
Effects of available cash generated by investments in joint
ventures not included in cash flows from operating activities	329
Available cash from NEJD pipeline not yet received
and included in cash flows from operating activities	1,722
Net effect of changes in operating accounts not included
in calculation of Available Cash	19,115
Available Cash before reserves (Non-GAAP measure)	$26,185

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash. Available Cash before reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment.  Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners.  Lastly, Available Cash before reserves (also referred to as distributable cash flow) is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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